Exhibit 99.1

FOR IMMEDIATE RELEASE

Limbach Holdings Issues Statement in Response to Amended 13D Filing;

Company to Report Profitable Operations for its Second Quarter ended June 30, 2020

PITTSBURGH, Pennsylvania, August 4, 2020 -- (BUSINESS WIRE) -- Limbach Holdings, Inc. (NASDAQ: LMB) (“Limbach” or “the Company”) today issued the following statement in response to the amended Schedule 13D filed with the U.S. Securities and Exchange Commission by Mr. Brian Pratt, which included the presentation of a non-binding term sheet to the Company concerning a proposed equity investment in the Company.

While the Company does not generally comment on specific inputs from our investors, the Company is committed, subject to legal and other restrictions imposed on it, to maintaining engaged dialogue with stockholders where and when appropriate. The Company’s Board of Directors and management team are focused on maximizing value for all of our stockholders.

Charlie Bacon, Limbach’s President and Chief Executive Officer, said, “As a company, we believe Limbach continues to combat the challenges posed by the COVID-19 pandemic. Many of our services continue to remain essential during the COVID-19 pandemic and we continue to execute on project backlog and service work. Our market sector diversity in a variety of industry verticals, including our largest end-market, healthcare, is allowing us to continue to book new business, including emergency related work due to the COVID-19 crisis. We expect to report that second quarter financial results, scheduled for release on Thursday, August 13, are in line with the Company’s expectations for revenue growth in both our construction and service segments, and gross margin expansion company-wide.”

Mr. Bacon continued, “We have prioritized cash flow generation through the first half of the year and are in the Company’s strongest liquidity position in several years. As of June 30, 2020, we had cash and cash equivalents of $28.8 million and $10.5 million of net revolver availability, including no draws on our credit facility, after adjusting for outstanding letters of credit as of that date. This overall improvement in liquidity and balance sheet efficiency further expands the Company’s options for an accretive re-financing of our current credit facility.”

Conference Call Scheduled for August 14, 2020

Limbach will be releasing its second quarter 2020 financial results after the close of the stock market on Thursday, August 13, 2020.

The Company will also be hosting a conference call for investors and analysts on Friday, August 14, 2020 at 9:00 am EDT. Chief Executive Officer Charlie Bacon and Chief Financial Officer Jayme Brooks will host the call.

Conference Call Details

Date:	Friday, August 14, 2020
Time:	9:00 a.m. EDT

Participant Dial-In Numbers:

Domestic callers:	866-604-1698
International Callers:	201-389-0844

Access by Webcast

The call will also be simultaneously webcast over the Internet via the “Investor Relations” section of Limbach’s website at www.limbachinc.com or by clicking on the conference call:

https://78449.themediaframe.com/dataconf/productusers/lmb/mediaframe/39973/indexl.html.

An audio replay of the call will be archived on the Company’s website.

About Limbach

Founded in 1901, Limbach is the 12th largest mechanical systems solutions firm in the United States as determined by Engineering News Record. Limbach provides building infrastructure services, with an expertise in the design, installation and maintenance of HVAC and mechanical, electrical, and plumbing systems for a diversified group of commercial and institutional building owners. Limbach employs more than 1,500 employees in 22 offices throughout the United States. The Company’s full life-cycle capabilities, from concept design and engineering through system commissioning and recurring 24/7 service and maintenance, position Limbach as a value-added and essential partner for building owners, construction managers, general contractors and energy service companies.

Forward-Looking Statements

We make forward-looking statements in this press release within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to expectations or forecasts for future events. These statements may be preceded by, followed by or include the words “may,” “might,” “will,” “will likely result,” “should,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “continue,” “target” or similar expressions. These forward-looking statements are based on information available to us as of the date they were made and involve a number of risks and uncertainties which may cause them to turn out to be wrong. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some of these risks and uncertainties may in the future be amplified by the COVID-19 outbreak and there may be additional risks that the Company considers immaterial or which are unknown. It is not possible to predict or identify all such risks. Limbach cautions that the foregoing list of factors is not exclusive. Please refer to our most recent annual report on Form 10-K, as well as our subsequent filings on Form 10-Q and Form 8-K, which are available on the SEC’s website (www.sec.gov), for a full discussion of the risks and other factors that may impact any forward-looking statements in this press release.

Investor Relations:

The Equity Group, Inc.

Jeremy Hellman, CFA

Vice President

(212) 836-9626 / jhellman@equityny.com

Or

Limbach Facility Services LLC

S. Matthew Katz

Executive Vice President - Mergers, Acquisitions and Capital Markets

(212) 201-7006 / matt.katz@limbachinc.com